Exhibit 10.1 Retention Agreement Dear [Name], In recognition of the important role you have today and in anticipation of your contributions moving forward, Tricida, Inc. (“Company”) is offering you retention awards in the form of equity and cash. The equity and cash awards are granted pursuant to, and subject to the terms of, the Tricida, Inc. 2018 Equity Incentive Plan (the “2018 Plan”), the applicable award agreement and the Terms and Conditions provided below. Equity Awards 1) Number of Stock Options: [XX] Effective [Date], you will receive a stock option grant of [XX] shares, with an exercise price equal to the closing stock price on such date. These shares will vest in three (3) tranches as detailed below, conditioned upon the successful completion of the applicable performance milestone by December 31, 2022 and subject to the terms of the Stock Option Agreement. Any portion of the option associated with an incomplete performance milestone as of December 31, 2022 will automatically be forfeited and will be canceled. 1) NDA resubmission - 25% vest 2) NDA approval – 50% vest 3) Commercial launch - 25% vest 2) [Include Based on Participant] Additional Number of Stock Options: [XX] Effective [Date], you will receive a stock option grant of [XX] shares, with an exercise price equal to the closing stock price on such date. These shares will fully vest upon NDA approval for veverimer by December 31, 2022 and subject to the terms of the Stock Option Agreement. If the NDA is not approved by December 31, 2022, these options will automatically be forfeited and will be canceled. 3) Number of Restricted Stock Units (RSUs): [XX] Effective [Date], you will receive a RSU grant with respect to [XX] shares. These RSUs will fully vest on December 31, 2021 and will be settled in shares of Company common stock, subject to the terms of the Restricted Stock Unit Award Agreement and your continued employment through such date. You will soon receive a communication via E*TRADE to accept the Stock Option and RSU Awards and respective award agreements. You must be actively employed with the Company on the applicable vesting date to vest in the equity awards. Cash Retention Awards

You will receive four (4) Cash Retention Awards granted under Article IV (Performance Awards) of the 2018 Plan, with each award valued at [XX]% of your base salary (as of the date of this letter), payable within thirty (30) days upon the successful completion of the performance milestones detailed below and provided that you are actively employed and in good standing with the Company on the applicable payment date and otherwise meet the Cash Retention Award Terms and Conditions provided below. 1) Type A meeting to occur by December 31, 2020 2) NDA resubmission to occur by December 31, 2022 3) NDA approval to occur by December 31, 2022 4) Commercial launch to occur by December 31, 2022 The equity and cash awards shall be subject to taxes and other required deductions. Thank you for all your hard work and commitment to the Company and veverimer. We look forward to your continued contribution in 2020 and beyond. Sincerely, [XX] 7000 Shoreline Court, Suite 201  South San Francisco, CA 94080  415.429.7800

Cash Retention Award Terms and Conditions Your right to the payment of the Cash Retention Award on each of the installment dates is subject to the achievement of the performance milestones and the following Terms and Conditions: • You are actively employed by the Company on the installment date; • You are in good standing with the Company on the installment date; • You with due diligence and good faith, fulfill your job responsibilities and meet your performance objectives both related to your present position and/or related to any position at the Company held by you in the future; and • You do not resign your employment for any reason before the installment date. Please note that this letter is not intended to guarantee employment for any specific duration and your employment with the Company remains “at will.” 7000 Shoreline Court, Suite 201  South San Francisco, CA 94080  415.429.7800